As filed with the Securities and Exchange Commission on February 28, 2001
                           Registration No. 333-55484

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Amendment No. 1 to
                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                  American International Petroleum Corporation
             (Exact name of Registrant as specified in its charter)

             Nevada                          6719                  13-3130236
(State or other jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
 incorporation or organization)     Classification Number)       Identification
                                                                     Number)

                        2950 North Loop West, Suite 1000
                              Houston, Texas 77092
                                 (713) 802-0087
     (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                           --------------------------

                              DENIS J. FITZPATRICK
                             Chief Financial Officer
                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
                        2950 North Loop West, Suite 1000
                              Houston, Texas 77092
                            Telephone: (713) 802-0087
                           Telecopier: (713) 681-5987
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           --------------------------

                                   Copies to:
                               CHARLES SNOW, ESQ.
                             SNOW BECKER KRAUSS P.C.
                                605 Third Avenue
                          New York, New York 10158-0125
                            Telephone: (212) 687-3860
                               Fax: (212) 949-7052

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

                                               Amount        Proposed Maximum                             Amount of
Title of Each Class of Securities to            to be         Offering Price      Proposed Maximum    Registration Fee
Be Registered                                Registered      Per Security (1)    Offering Price (1)          (4)
----------------------------------------------------------------------------------------------------------------------
Common Stock, $.08 par value                 30,100,000           $ 0.375            $11,287,500          $3,386.25

----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933.

(2) Represents shares to be sold by the selling securityholders named in this registration statement. Also includes an indeterminate number of shares that the selling securityholders may acquire as a result of a stock split, stock dividend or similar transaction involving the common stock pursuant to the antidilution provisions of our series A convertible preferred stock and warrants. Does not include additional shares that may be acquired by the selling securityholders upon conversion of the series A convertible preferred stock attributable to the operation of the conversion price formula set forth in the certificate of designations for that series of convertible preferred stock due to a decline in the market price of our common stock.

(3) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) based upon the closing sale price of the common stock as reported by Bloomberg LP on February 7, 2001.

(4)  Previously paid.

                           --------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                           --------------------------

                                Explanatory Note

Amending Exhibit 5.1 to the Registration Statement.

                Part II - Information not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses that will be paid by us in connection with the distribution of the shares of common stock being registered under this registration statement:

     Securities and Exchange Commission registration fee...........  $3,386.25
     Legal fees and expenses.......................................  15,000.00
     Accounting fees...............................................   5,000.00
     Miscellaneous.................................................     613.75
                                                                   -----------
              Total................................................$ 24,000.00
                                                                   ===========


Item 14. Indemnification of Directors and Officers

Under Section 78.751 of the Revised Nevada Statutes, directors and officers may be indemnified against judgments, fines and amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and reasonably incurred as a result of specified actions or proceedings, including appeals, whether civil or criminal, other than an action by or in the right of the corporation - a derivative action if they acted in good faith and for a purpose which they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and reasonably incurred by them in connection with the defense or settlement of such an action, including appeals, except in respect of a claim, issue or matter as to which such person shall have been finally adjudged to be liable to the corporation, unless and only to the extent a court of competent jurisdiction deems proper.

In accordance with Section 78.037(1) of the Revised Nevada Statutes, Article VIII of the our Articles of Incorporation, as amended, eliminates the personal liability of our directors to our company or our shareholders for monetary damages for breach of their fiduciary duties as directors, with certain limited exceptions set forth in said Article VIII and Section 78.037(1).

Article VII of our Bylaws provides for indemnification of directors, officers and others as follows:

"On the terms, to the extent, and subject to the condition prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees of any such action or proceeding, or any appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action or proceeding, expenses incurred by such person in defending such action or proceeding. On the terms, to the extent, and subject to the conditions prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made a party to an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action, or in connection with an appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action, expenses incurred by such person in defending such action or proceeding."

We maintain insurance, at our expense, to reimburse our company and directors and officers of the company and of direct and indirect subsidiaries against any expense, liability or loss arising out of indemnification claims against directors and officers and to the extent otherwise permitted under the Revised Nevada Statutes.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we have sold securities to a limited number of persons, as described below. Except as indicated, there were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith. The purchasers of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates for the securities issued in such transactions. All purchasers of securities in each such transaction had adequate access to information about us, and in the case of transactions exempt from registration under Section 4(2) of the Securities Act, were sophisticated investors.


     1. On April 21, 1998, we issued and sold $12,000,000 principal amount of our 14% convertible notes due 2002, together with warrants to purchase an aggregate of 1,400,000 shares of common stock, to four accredited investors for a total purchase price of $11,880,000. The issuance and sale of these securities was exempt from the registration requirement of the Securities Act under Section 4(2) and Rule 506 of Regulation D. During 1998 and 1999, we issued a total of 12,110,632 shares of our common stock to the investors upon conversion of $5,000,000 principal amount of the notes and in payment of $2,388,619 accrued interest on the notes. The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 3(a)(9).

     2. On April 21, 1999, we entered into an equity line of credit agreement with four accredited investors for the sale of up to $40,000,000 of our common stock. We issued warrants to purchase 3,595,978 shares of common stock to these investors in connection with the equity line of credit agreement. This transaction and the issuance of the warrants was exempt from the registration requirements of the Securities Act under Section 4(2) and Rule 506 of Regulation D.

     3. On January 22, 1999, we issued and sold $1,800,000 principal amount of bridge notes, together with warrants to purchase 200,000 shares of our common stock, to an accredited investor. The issuance and sale of these securities was exempt from the registration requirements of the Securities Act under Section 4(2) and Rule 506 of Regulation D.

     4. On February 9, 1999, we issued and sold $10,000,000 principal amount of our 5% convertible secured debenture due 2004, together with warrants to purchase 2,000,000 shares of common stock, to an accredited investor for a purchase price of $10,000,000. The issuance and sale of these securities was exempt from the registration requirements of the Securities Act under Section 4(2) and Rule 506 of Regulation D. We have issued a total of 12,169,453 shares of our common stock upon conversion of $4,359,865 principal amount of the debenture and in payment of $244,856 accrued interest on the debenture. The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 3(a)(9).

     5. On March 15, 1999, we issued 40,000 shares of common stock to a consultant as partial consideration for services rendered on our behalf. This issuance and sale of these shares was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

     6. On April 12, 1999, we issued and sold $1,825,000 principal amount of bridge notes, together with warrants to purchase 500,000 shares of common stock, to an accredited investor for a total purchase price of $1,825,000. The issuance and sale of these securities was exempt from the registration requirements of the Securities Act under Section 4(2) and Rule 506 of Regulation D.

     7. From March 30, 1999 to June 17, 1999, we issued an aggregate of 1,952,113 shares of common stock to fourteen business entities as consideration for services rendered on our behalf. The issuance of these shares were exempt from the registration requirements of the Securities Act under Section 4(2).

     8. On August 19, 1999, we issued and sold $7,250,000 principal amount of our 6% convertible debentures due 2004, together with warrants to purchase 1,087,500 shares of common stock, to two accredited investors for a total purchase price of $7,250,000. We paid a commission of $145,000 and issued a warrant to purchase 200,000 shares of common stock to J. W.

          Genesis Financial Corporation in connection with this transaction. The issuance and sale of these securities was exempt from the registration requirements of the Securities Act under Section 4(2) and Rule 506 of Regulation D.

          During 1999 and 2000, we issued a total of 17,174,285 shares of common stock to the investors upon conversion of $7,250,000 principal amount of the debentures and in payment of $170,033 accrued interest on the debentures. The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 3(a)(9).

     9. From July 9, 1999 to September 30, 1999, we issued an aggregate of 1,508,968 shares to six business entities as consideration for services rendered on our behalf. The issuance of these shares was exempt from the registration requirements of the Securities Act under
          Section 4(2).

     10. From July 1, 1989 to September 29, 1999, we issued an aggregate of 810,000 shares of common stock to J. W. Genesis Securities, Inc., GCA, Ms. Caroline Mia Reed, and H. Glenn Bagwell upon exercise of warrants. The issuance of these shares was exempt from the registration requirement of the Securities Act under Section 4(2).

     11. On September 2, 1999, we issued an aggregate of 25,000 shares of our common stock to Lockwood Resources Ltd. and Mr. Chaim Klapholtz in settlement of a litigation. The issuance of these shares was exempt from the registration requirements of the Securities act under Section 4(2).

     12. On August 6, 1999 we issued 5,000 shares of common stock to Mr. Joe Michael McKinney as a signing bonus. The issuance of these shares was exempt from the registration requirements of the Securities Act under
          Section 4(2).

     13. On February 28, 2000, we issued and sold $1,850,000 principal amount of bridge notes, together with warrants to purchase 500,000 shares of common stock, to an accredited investor for a total purchase price of $1,609,500. The issuance and sale of these securities was exempt from the registration requirements of the Securities Act under Section 4(2) and Rule 506 of Regulation D.

     14. On May 8, 2000, we issued $3,000,000 principal amount of bridge notes, together with 250,000 shares of our common stock and warrants to purchase an additional 350,0000 shares of common stock, to an accredited investor for a purchase price of $2,700,000. The issuance and sale of these securities was exempt from registration requirements of the Securities Act under Section 4(2) and Rule 506 of Regulation D.

     15. On July 18, 2000, we entered into a securities purchase agreement to sell up to $10,000,000 of our series A convertible preferred stock to an accredited investor. We issued warrants to purchase 200,000 shares of our common stock to the investor in connection with this transaction. We have issued and sold 6,250 shares of series A convertible preferred stock to the investor under this agreement for a total purchase price of $6,250,000. We have paid commissions of $312,500 and issued warrants to purchase 375,000 shares of common stock to LKB Financial LLC in connection with this transaction. The issuance and sale of these securities was exempt from the registration requirements of the Securities Act under Section 4(2) and Rule 506 of Regulation D.

          We have issued 24,963,624 shares of common stock to the investor upon conversion of the series A convertible preferred stock. The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 3(a)(9).


Exhibits and Financial Statement Schedules.

(a)   Exhibits

2.1 Share Purchase Agreement dated February 25, 1997, among AIPC and AIPCC, PAIPC and Mercantile. (8)

3.1   Our Restated Articles of Incorporation. (6)

3.2   Our By-laws, as amended. (11)

4.1   Form of Securities Purchase Agreement dated February 28, 2000. (17)

4.2   Form of Bridge Note issued in connection with Exhibit 4.1. (17)

4.3   Form of Warrant issued in connection with Exhibit 4.1. (17)

4.4   Form of Security Agreement issued in connection with Exhibit 4.1. (17)

4.5   Form of Registration Rights issued in connection with Exhibit 4.1. (17)

4.6   Form of Promissory Note (17)

4.7   Form of Warrant issued in connection with Exhibit 4.6 (17)

4.8   Form of 8% Convertible Subordinated Debentures due August 1, 1999. (9)

4.9 Form of Subscription Agreement used in connection with the offering of the Registrants' debentures referenced in Exhibit 4.8. (9)

4.10 Form of Warrant to purchase shares of the Registrants' Common Stock issued in connection with the offering of the Registrants' debentures referenced in Exhibit 4.8. (9)

4.11 Form of Registration Agreement used in connection with the offering of the Registrants' debentures referenced in Exhibit 4.8.(9)

4.12  Form of 14% Convertible Notes due October 15, 1999. (10)

4.13 Form of Subscription Agreement used in connection with the offering of the Registrants' debentures referenced in Exhibit 4.12. (10)

4.14 Form of Warrant to purchase shares of the Registrants' common Stock issued in connection with the offering of the Registrants' debentures referenced in Exhibit 4.12. (10)

4.15 Form of Registration Rights Agreement used in connection with the offering of the Registrants' debentures referenced in Exhibit 4.12. (10)

4.16 Form of Subscription Agreement used in connection with the repayment of debt to a foreign individual. (10)

4.17 Form of Subscription Agreement used in connection with the Registrant's purchase of a 70% interest of MED Shipping Usturt Petroleum Company Ltd.(10)

4.18 Form of Warrant to purchase shares of the Registrant's common Stock issued in connection with the purchase referenced in Exhibit 4.17. (10)

4.19  Our 1998 Stock Option Plan.(14)

4.20  Our 1998 Stock Award Plan.(14)

4.21  14% Convertible Note due April 21, 2000 (12)

4.22  Securities Purchase Agreement dated April 21, 2000 (12)

4.23 Agreement and First Amendment dated April 21, 1998 to the Securities Purchase Agreement dated October 9, 1997. (12)

4.24 Form of Warrant issued pursuant to the Securities Purchase and Equity Agreements associated with Exhibits 4.22 and 4.23 (12)

4.25  Equity Financing Agreement dated April 21, 1998. (12)

4.26  Registration Rights Agreement dated April 21, 1998. (12)

4.27 Letter Agreement dated June 26, 1998 between the Registrant and certain investors. (13)

4.28  Convertible Debenture Purchase Agreement dated February 18, 1999. (2)

4.29  Form of 5% Convertible Secured Debenture dated February 18, 1999. (2)

4.30 Form of Warrant issued pursuant to Convertible Secured Debenture dated February 11, 1999. (2)

4.31  Form of Registration Rights Agreement dated February 18, 1999. (2)

4.32 Form of Mortgage and Security Agreement issued pursuant to the Convertible Secured Debentures dated February 11, 1999. (2)

4.33  Form of 6% Convertible Debenture Purchase Agreement dated August 19, 1999.
      (15)

4.34 Form of 6% Convertible Secured Debenture issued in connection with the 6% Convertible Debentures referenced in Exhibit 4.33 (15)

4.35 Form of Warrant issued in connection with the 6% Convertible Debentures referenced in Exhibit 4.33. (15)

4.36 Form of Registration Rights Agreement issued in connection with the 6% Convertible Debentures in Exhibit 4.33. (15)

4.37 Form of Security Agreement issued in connection with the 6% Convertible Debentures in Exhibit 4.33. (15)

4.38 Form of Securities Purchase Agreement dated December 1, 1999 by and among the Registrant and GCA Investment Fund Limited. (16)

4.39 Form of Mortgage and Security Agreement between St. Marks Refinery, Inc. and GCA Strategic Investment Fund. (16)

4.40 Form of Warrant issued in connection with the Securities Purchase Agreement referenced in Exhibit 4.38. (16)

4.41  Our 2000 Stock Option Plan. (18)

4.42  Our 2000 Stock Award Plan. (18)

5.1   Consent of Snow Becker Krauss P.C.

10.1 Employment Agreement dated May 1, 1989 by and between George N. Faris and the Registrant. (1)

10.2 Amendment #1 to Employment Agreement, dated May 1, 1989, between George N. Faris and the Registrant. (6)

10.3 Registration Rights Agreement dated July 11, 1996 between George N. Faris and the Registrant. (6)

10.4 $3 million Exchangeable Debenture, granted by AIPCC to the Registrant due February 25, 1999. (8)

10.5 Our Agreement dated April 22, 1997 with MED Shipping and Trading S.A. used in connection with the Registrant's purchase of a 70% interest of MED Shipping Usturt Petroleum Company Ltd. (10)

10.6  Amendment dated May 9, 1997 to the Agreement attached hereto as Exhibit
      10.5. (10)

10.7  Consulting Agreement dated December 2, 1998. (15)

10.8 Amendment #2 to our Employment Agreement dated May 1, 1989 with George N. Faris. (16)

21.1  Our Subsidiaries (19)

23.1  Consent of Snow Becker Krauss P.C. (included in Exhibit 5.1)

23.2  Consent of Independent Auditors (19)

--------------------------------------------------------------------------------

(1) Incorporated herein by reference to our Registration Statement on Form S-1 declared effective on February 13, 1990.

(2) Incorporated herein by reference to our form 8-K, dated March 1, 1999, as amended April 26, 1999.

(3) Incorporated herein by reference to our Registration Statement on Form S-3, declared effective January 15, 1998.

(4) Incorporated herein by reference to Amendment #19 to Schedule 13D of George N. Faris for October 13, 1995.

(5) Incorporated herein by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

(6) Incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended June 30, 1996

(7)   Incorporated herein by reference to our Form 8-K dated August 19, 1996.

(8)   Incorporated herein by reference to our Form 8-K dated March 12, 1997.

(9) Incorporated herein by reference to our Quarterly Report on Form 10-QA for the quarter ended June 30, 1997.

(10) Incorporated herein by reference to our Quarterly Report on Form 10-QA for the quarter ended September 30, 1997.

(11) Incorporated herein by reference to our Annual Report on Form 10-KA for the year ended December 31, 1997.

(12) Incorporated by reference to our Quarterly Report on Form 10-Q-A for the quarter ended March 31, 1998

(13) Incorporated by reference to our Quarterly Report on Form 10-Q-A for the quarter ended June 30, 1998

(14)  Incorporated by reference to our Report on Form S-8 dated January 4, 1999.

(15)  Incorporated by reference to our Report on Form 8-K dated September 9,
      1999.

(16) Incorporated by reference to our Annual Report Form 10-K for the fiscal year ended December 31, 1999.

(17) Incorporated by reference to our Quarterly Report on Form 10Q for the quarter ended March 31, 2000.

(18)  Incorporated by reference to our Report on Form S-8 dated August 15, 2000.

(19)  Previously filed


(b)   Financial Statement Schedules

      None.

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes that it will:

     (a)(l) File, during any period in which it offers or sells the securities offered hereby, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act.

            (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) For determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) Remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to any arrangement, provision or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 28, 2001.

                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION

By: /s/ George N. Faris                  By: /s/ Denis J. Fitzpatrick
    ------------------------------           ------------------------------
    George N. Faris                          Denis J. Fitzpatrick
    Chairman of the Board of                 Vice President, Chief Financial
    Directors (principal executive           Officer and Secretary (principal
    officer)                                   financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities indicated on February 28, 2001.

Signature

/s/ George N. Faris
-----------------------------
George N. Faris
Chairman of the Board of
Directors (principal
executive officer)

/s/ Denis J. Fitzpatrick
-----------------------------
Denis J. Fitzpatrick
Vice President, Chief
Financial Officer and
Secretary(principal
financial and accounting officer)

              *
-----------------------------
William R. Smart
Director

              *
-----------------------------
John H. Kelly
Director

              *
-----------------------------
Donald G. Rynne
Director

              *
-----------------------------
Daniel Y. Kim
Director

*By: /s/ Denis J. Fitzpatrick
     ------------------------
     Denis J. Fitzpatrick
     Attorney in Fact